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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-103169 of Volume Services America Holdings, Inc. of our report dated March 5, 2003 (except for paragraph 2 of Note 15 which is November 6, 2003)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as of January 2,
2002), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.




/s/ Deloitte & Touche LLP

Charlotte, North Carolina
December 1, 2003